SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) July 14, 1998

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      0-12957                     22-237286
(State or other jurisdiction        (Commission                 (IRS Employer
    of incorporation)                File Number)               Identification)


                20 Kingsbridge Road, Piscataway, New Jersey      08854
               (Address of principal executive offices)        (Zip Code)


        Registrant's telephone number, including area code (732) 980-4500


________________________________________________________________________________
          (Former name or former address, if changed since last report)

Item 5. Other Events

Company Completes $19 Million Private Placement

     Enzon, Inc. (the "Company") announced the completion of its previously announced private placement. Under the private placement agreements, which were signed on June 25, 1998, the Company sold 3,983,000 shares of common stock to a small group of investors resulting in gross proceeds of $18,919,250. The private placement was managed by Warburg Dillon Read LLC.

     The net proceeds of the private placement of approximately $17,600,000 will be used for general corporate purposes, including further development of the Company's second and third generation PEG (polyethylene glycol) products in an effort to create more value before such products are licensed out to strategic partners. Proceeds will also be used to develop a number of additional high potential PEG and Single-Chain Antigen-Binding (SCA(R)) Protein compounds. The proceeds from this private placement along with the Company's current cash reserves should be sufficient to meet the Company's future capital and operational requirements for the foreseeable future, based on currently planned research and development activities and related costs.

     The financing provides the Company with resources to accelerate its existing programs and bring in additional high potential PEG and SCA products. The Company expects that the financing will eliminate the Company's dependence on the capital markets for the funding of currently planned operations for the foreseeable future.


     Except for the historical information herein, the matters discussed herein include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for expanded indications, market acceptance of and continuing demand for the Company's products and the impact of competitive products and pricing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: July 17, 1998


                                                        ENZON, INC.
                                                       (Registrant)

                                             By:  /S/ KENNETH J. ZUERBLIS
                                                  ----------------------------
                                                  Kenneth J. Zuerblis
                                                  Vice President, Finance
                                                  and Chief Financial Officer